Exhibit 99.2

tw telecom holdings inc. Commences Tender Offer

and Consent Solicitation for its 9 1/4 % Senior Notes Due 2014

LITTLETON, Colo. – March 3, 2010 – tw telecom inc. (Nasdaq: TWTC), today announced that its subsidiary tw telecom holdings inc. (the “Company”) has commenced a cash tender offer, on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated March 3, 2010 (the “Offer to Purchase”), for any and all of its outstanding 9 1/4 % senior notes due 2014 (the “Notes”).

The Company is also soliciting consents to certain proposed amendments to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default, modify the redemption notice period from 30 days to three days, and eliminate or modify related provisions contained in the indenture.

The tender offer documents more fully set forth the terms of the tender offer and consent solicitation. The Notes and other information relating to the tender offer are listed in the table below:

CUSIP/ISIN No.	Title of Security	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (2)	Total Consideration (1)
88732AAD9/ US88732AAD90	9 1/4% Senior Notes due 2014	$400,000,000	$1,004.50	$30.00	$1,034.50

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

(2)	Per $1,000 principal amount of Notes tendered prior to the Consent Date (as defined below).

Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on Tuesday, March 16, 2010 (the “Consent Date”) will receive total consideration of $1,034.50 per $1,000 principal amount of Notes tendered, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders must validly tender and not validly withdraw their Notes at or prior to the Consent Date in order to be eligible to receive the total consideration (including the consent payment).

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on Tuesday, March 30, 2010, unless extended or earlier terminated by the Company (the “Expiration Time”).

Holders tendering their Notes after the Consent Date but before the Expiration Time will receive the tender offer consideration of $1,004.50 per $1,000 principal amount of Notes tendered.

The Company will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the tender offer from the last interest payment date to, but not including, the date on which the Notes are purchased.

Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on Tuesday, March 16, 2010, unless extended by the Company (the “Withdrawal Deadline”).

Holders may not tender their Notes without delivering their consents to the proposed amendments to the indenture and the Notes and may not deliver their consents without tendering their Notes pursuant to the tender offer. The proposed amendments require the approval of a majority of the aggregate principal amount of the outstanding Notes. If so approved, however, the proposed amendments will not become operative until after the Company has paid the consent payment to all holders that have validly tendered (and not validly revoked) consents on or prior to the Consent Date. Any tender of the Notes prior to the Withdrawal Deadline may be validly withdrawn and consents may be validly revoked at any time prior to the Withdrawal Deadline, but not thereafter except to the extent that the Company is required by law to provide withdrawal rights.

The Company has reserved the right (and expects) to accept for purchase all Notes validly tendered prior to the Consent Date on a date that is promptly after the Consent Date but prior to the Expiration Time (the “Early Settlement Date”). The Early Settlement Date is expected to be Wednesday, March 17, 2010. On the Early Settlement Date, the Company will also pay accrued and unpaid interest from the last interest payment date for the Notes up to, but not including, the Early Settlement Date on the Notes accepted for purchase.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among other things, receipt of the requisite number of consents to the proposed amendments to the indenture and the Company’s consummation of a new issuance of debt in aggregate principal amount of at least $430 million on or prior to the Early Settlement Date.

If any Notes remain outstanding following the completion of the tender offer, the Company intends to promptly redeem such Notes in accordance with the terms of the Notes and the indenture.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (U.S. toll-free) and (212) 325-5912 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 540-1500 (U.S. toll-free) and (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes or any other securities. The tender offer and consent solicitation is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offer and consent solicitation.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, disruptions in the financial markets that could affect the Company’s ability to complete the tender offer and consent solicitation, the Company’s and tw telecom’s substantial indebtedness and the restrictive covenants imposed by that indebtedness, as well as the business risks disclosed in tw telecom’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S., including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000 carole.curtin@twtelecom.com	Pat Mulcahy 303 566-1470 patrick.mulcahy@twtelecom.com